Exhibit 99.1

SELECT ENERGY SERVICES ANNOUNCES CORPORATE REBRANDING INITIATIVE, MULTIPLE NEW ACQUISITIONS AND REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS AND OPERATIONAL UPDATES

Select Energy Services, Inc. intends to become Select Water Solutions, Inc., further aligning the brand with the Company's vision to be the recognized leader and trusted partner in sustainable water management solutions

Generated revenue of $1.4 billion for full year 2022 and $382 million during the fourth quarter of 2022, up 81% annually from 2021 and up 2% sequentially from the third quarter of 2022

Acquired strategic portfolio of Permian Basin water infrastructure, including water gathering, disposal, sourcing, storage and distribution assets from multiple parties

Acquired joint venture interests in certain strategic recycling facilities in the Permian Basin from minority partners

Announced significant new Delaware Basin recycling infrastructure project supported by multiple long-term contracts

HOUSTON, Feb. 21, 2023 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions to the energy industry, today announced its intent to rename itself Select Water Solutions, Inc. and its successful completion of multiple water infrastructure acquisitions in the Permian Basin, as well as its financial and operating results for the full year and quarter ended December 31, 2022.

John Schmitz, Chairman of the Board, President and CEO, stated "Over the last couple of years, Select has remained steadfastly focused on a strategy of building and bolstering the core water and chemicals businesses, advancing our technology, sustainability and diversification efforts, and executing on strategic M&A. In recent years, we have closed on a dozen strategic acquisitions, while simultaneously divesting non-core businesses and assets that were not strategic to our vision. During 2022, we grew our revenues by more than 300% relative to our pandemic lows and generated all-time-high levels of net income. We have accomplished this while simultaneously protecting the strength of our balance sheet, returning capital to shareholders and positioning Select for further growth.

"Through both organic development and acquisitions, we have put together one of the largest strategic water infrastructure footprints across the U.S. Through a series of bolt-on asset transactions completed in December 2022 and January 2023, we've further expanded this footprint in recent months, adding a portfolio of strategic pipeline, storage and disposal assets that have been quickly and readily integrated into the extensive recycling infrastructure network we acquired from the previously announced Breakwater acquisition.

"I'm also excited to further expand this footprint through a new commercial full lifecycle organic recycling development project in the Delaware Basin, backed by multiple long-term contracts. Additionally, we have continued to develop new and creative chemistry technologies that have grown our market share and helped lead the energy industry transition towards sustainable full lifecycle recycling and reuse solutions. During 2022, Select recycled 174 million barrels of produced water for reuse, or more than 7 billion gallons, with approximately two-thirds coming from fixed facilities and one-third coming from mobile operations. Select's recycling solutions significantly diminish the amount of freshwater demanded by the industry, currently reducing freshwater usage by an amount of water equivalent to that consumed by more than 240,000 Americans for personal consumption per day, according to the Department of the Interior's U.S. Geological Survey.

"At our core, Select is dedicated to our vision to be the recognized leader and trusted partner in sustainable water management solutions. 2022 represented a culmination of sorts for this strategy, as well as a new beginning. Select was initially built to service the energy industry, and I believe we have become a technology leader with uniquely integrated water and chemistry capabilities in the industry. We will remain steadfast in our dedication towards advancing new and sustainable solutions for our customers and other stakeholders that are responsible for producing the fuels needed to provide mobility, the energy needed to power our homes, and the refined products needed to engineer advanced materials and technologies. However, we strongly believe our expertise in sustainable water and chemical solutions has a diverse range of applications beyond the unconventional energy industry as well.

"Accordingly, I'm excited to announce our corporate rebranding initiative. During the first half of 2023, Select intends to become Select Water Solutions, Inc. and will retain our current stock ticker "WTTR" trading on the New York Stock Exchange. We expect the change to become effective shortly after the Company's annual meeting of shareholders. For now, our corporate and financial reporting structures will not change. This rebranding more efficiently aligns our employees and field operations, consolidating more than a dozen brands and DBAs currently operating nationwide, while also simplifying our external communications with our customers. Our organization has experienced tremendous growth in recent years and to better meet the needs of our customers in a rapidly changing market, we've strategically added new products, services, infrastructure and most importantly, talented and capable people. At the most fundamental level, our business is all about creating connections, whether it is about further uniting our teams around integrated water and chemistry, creating sustainable partnerships with our customers, integrating large infrastructure networks or being good stewards for the surrounding communities. This change prepares Select for the future as our business evolves and we assess additional diversification opportunities. Whether it's molecules or pipelines or people, we are all connected by water. I'm very excited about what the future holds for Select and look forward to further executing on this vision through additional profitability growth, shareholder returns and strategic execution throughout 2023 and beyond.

"While the fourth quarter was impacted by integration and weather challenges, ultimately I am very pleased with our overall financial performance over the course of 2022. Supported by our recent acquisitions, advanced chemical technologies, organic infrastructure growth opportunities and our other strategic investments, we expect to see meaningful revenue, EBITDA and net income growth in 2023. Subject to market conditions and the realization of certain projects, we expect to deploy between $90 and $130 million of net capex during 2023, with an objective of converting two-thirds of our EBITDA into free cash flow, supported by substantial working capital improvements. I look forward to building upon our 2022 results and significantly expanding our free cash flow generation during 2023. This will provide ample opportunities for incremental growth, while also allowing us to advance our support of committed capital returns for our shareholders," concluded Schmitz.

Full Year 2022 Consolidated Financial Information

Revenue for full year 2022 was $1.4 billion as compared to $765 million during full year 2021. Net income for full year 2022 was $54.9 million as compared to a net loss of $50.1 million during full year 2021.

For full year 2022, gross profit was $160.8 million, as compared to $20.9 million during full year 2021. Total gross margin was 11.6% during full year 2022 as compared to 2.7% during full year 2021. Gross margin before depreciation and amortization ("D&A") for full year 2022 was 19.8% as compared to 14.5% for full year 2021.

Selling, general and administrative expense ("SG&A") during full year 2022 was $118.9 million as compared to $83.1 million during full year 2021. SG&A during full year 2022 and 2021 was impacted by non-recurring transaction costs, primarily related to our recent acquisitions, of $8.7 million and $5.0 million, respectively.

Adjusted EBITDA was $194.8 million during full year 2022 as compared to $50.0 million during full year 2021. Adjusted EBITDA during 2022 was impacted by the deduction of $13.4 million of non-recurring bargain purchase price gains that benefited net income during the year related to the Company's recent acquisition activity. Additionally, Adjusted EBITDA during full year 2022 was impacted by $11.7 million of non-recurring transaction costs, $4.4 million of non-cash losses on asset sales and $2.3 million in other adjustments. Non-cash compensation expense accounted for an additional $15.6 million adjustment during full year 2022. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Fourth Quarter 2022 Consolidated Financial Information

Revenue for the fourth quarter of 2022 was $381.7 million as compared to $375.1 million in the third quarter of 2022 and $255.1 million in the fourth quarter of 2021. Net income for the fourth quarter of 2022 was $7.6 million as compared to $24.7 million in the third quarter of 2022 and $11.2 million in the fourth quarter of 2021.

For the fourth quarter of 2022, gross profit was $41.6 million, as compared to $58.8 million in the third quarter of 2022 and $17.9 million in the fourth quarter of 2021. Total gross margin was 10.9% in the fourth quarter of 2022 as compared to 15.7% in the third quarter of 2022 and 7.0% in the fourth quarter of 2021. Gross margin before D&A for the fourth quarter of 2022 was 19.0% as compared to 22.8% for the third quarter of 2022 and 16.6% for the fourth quarter of 2021. Gross profit for the fourth quarter of 2022 was impacted by approximately $8 million of non-ordinary expenses, consisting of approximately $7 million related to insurance expense and actuarial reserve adjustments, including the impact of recently acquired operations and legacy obligations, and approximately $1 million of asset write-offs.

SG&A during the fourth quarter of 2022 was $34.1 million as compared to $29.8 million during the third quarter of 2022 and $25.2 million during the fourth quarter of 2021. SG&A during the fourth and third quarters of 2022 and the fourth quarter of 2021 was impacted by non-recurring transaction costs of $3.9 million, $0.7 million and $2.0 million, respectively.

Adjusted EBITDA was $52.2 million in the fourth quarter of 2022 as compared to $62.8 million in the third quarter of 2022 and $26.4 million in the fourth quarter of 2021. Adjusted EBITDA during the fourth quarter of 2022 was impacted by $4.2 million of non-recurring transaction costs, $1.3 million of non-cash losses on asset sales, a $0.4 million reduction in bargain purchase gain adjustment and $1.3 million in other adjustments. Non-cash compensation expense accounted for an additional $4.5 million adjustment during the fourth quarter of 2022. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Business Segment Information

The Water Services segment generated revenues of $218.5 million in the fourth quarter of 2022 as compared to $221.2 million in the third quarter of 2022 and $140.7 million in the fourth quarter of 2021. Gross margin before D&A for Water Services was 18.5% in the fourth quarter of 2022 as compared to 22.8% in the third quarter of 2022 and 15.4% in the fourth quarter of 2021. Revenues for this segment were impacted by regional weather-related challenges during December and modest seasonal activity reductions by certain customers, offset partially by contributions from acquired Breakwater operations. Segment gross profit during the fourth quarter of 2022 was impacted by lower revenue and approximately $5.2 million of non-ordinary insurance expense and actuarial reserve adjustments. For the first quarter of 2023, the Company expects to see modestly increased revenue with gross margins before D&A improving by 200–300 basis points, as early January weather challenges are overcome by continuing operational efficiencies.

The Water Infrastructure segment generated revenues of $77.2 million in the fourth quarter of 2022 as compared to $74.4 million in the third quarter of 2022 and $46.9 million in the fourth quarter of 2021. Gross margin before D&A for Water Infrastructure was 22.4% in the fourth quarter of 2022 as compared to 27.2% in the third quarter of 2022 and 25.8% in the fourth quarter of 2021. Revenues improved 4% sequentially, with weather-related challenges delaying certain customer activities into the first quarter of 2023 and resulting in incremental weather-related and integration costs. Additionally, segment gross profit during the fourth quarter of 2022 was impacted by approximately $1.0 million of non-ordinary insurance expense and actuarial reserve adjustments. For the first quarter of 2023, the Company anticipates strong 20-25% revenue growth, with gross margins before D&A in the high-20 to 30 percent range, as full quarter contributions from our recent acquisitions complement our existing base business and organic project execution.

The Oilfield Chemicals segment generated revenues of $86.0 million in the fourth quarter of 2022 as compared to $79.4 million in the third quarter of 2022 and $67.5 million in the fourth quarter of 2021. Gross margin before D&A for Oilfield Chemicals was 17.4% in the fourth quarter of 2022 as compared to 18.8% in the third quarter of 2022 and 12.6% in the fourth quarter of 2021. We continue to see strong demand for our proprietary chemical technologies as well as advanced water treatment applications, with revenues outpacing expectations and margins holding relatively steady. For the first quarter of 2023, the Company anticipates relatively stable revenue and margins for the Oilfield Chemicals segment as the segment continues to perform at its recent all-time high-water mark levels.

Cash Flow and Capital Expenditures

Cash flow from operations for the fourth quarter of 2022 was $35.3 million as compared to $5.4 million in the third quarter of 2022 and ($2.4) million in the fourth quarter of 2021.

Net capital expenditures for the fourth quarter of 2022 were $11.2 million, comprised of $21.1 million of capital expenditures partially offset by $9.9 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from recently acquired businesses. Cash flow from operations less net capital expenditures was $24.2 million during the fourth quarter of 2022.

Cash flow used in investing activities during the fourth quarter of 2022 included $12.6 million of outflows for acquisitions and other equity investments. Cash flows from financing activities included $22.0 million of cash consideration to purchase certain joint venture minority interests, $16.0 million of net borrowings on our sustainability-linked credit facility, $6.0 million of dividends paid, $3.3 million to settle acquired debts, and $2.2 million of other net outflows.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $7.3 million as of December 31, 2022 as compared to $13.2 million as of September 30, 2022. The Company had $16.0 million of borrowings outstanding under its sustainability-linked credit facility as of December 31, 2022 and no borrowings outstanding under its sustainability-linked credit facility or its prior credit facility as of September 30, 2022 and December 31, 2021, respectively.

As of December 31, 2022 and September 30, 2022, the borrowing base under the sustainability-linked credit facility was $245.0 million and $254.4 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of December 31, 2022 and September 30, 2022, of approximately $206.1 million and $231.5 million, respectively, after giving effect to $22.9 million of outstanding letters of credit as of both December 31, 2022 and September 30, 2022.

Total liquidity was $213.4 million as of December 31, 2022, as compared to $244.7 million as of September 30, 2022. The Company had 101,096,360 weighted average shares of Class A common stock outstanding and 16,221,101 weighted average shares of Class B common stock outstanding during the fourth quarter of 2022.

Permian Basin Infrastructure Acquisitions

During December 2022 and January 2023, Select completed a series of transactions in the Midland Basin area of the Permian Basin for total consideration of approximately $44 million, including $36 million of cash consideration and approximately 900,000 shares of Select Class A common stock. During December 2022, Select closed on the acquisition of two joint venture interests in certain produced water recycling facilities in Howard County, Texas for cash and stock consideration. These acquisitions complete the buyout of all minority partner interests in certain recycling facilities that Select owned and operated following the acquisition of Breakwater, which previously closed in November 2022.

Additionally, Select acquired approximately 35 miles of gathering and distribution pipelines, 3.5 million barrels of water storage, approximately 120 brackish source water wells and 25,000 barrels per day of permitted disposal capacity. In conjunction with the acquisitions, Select initiated the construction of additional pipeline connections to interconnect the acquired assets to existing Select facilities. This will provide significant optionality long-term and expand the scope and reach of our operations across a broader acreage footprint in the core of the Midland Basin.

Delaware Basin Recycling Project

Select has entered into a 10-year agreement with a public independent operator in the Northern Delaware Basin, whereby Select will build a produced water recycling facility capable of recycling 100,000 barrels per day of produced water with 1.5 million barrels of treated produced water storage capacity. Select also plans to construct approximately 5 miles of large diameter pipeline to distribute treated produced water to pad sites throughout the operator's acreage footprint. The project is supported by a 10-year acreage dedication under which the operator has agreed to purchase from Select's recycling facility all recycled completions water required for its operations within the dedicated area. The dedication covers approximately 18,000 acres in the Northern Delaware Basin with an additional right-of-first-offer to construct produced water recycling and processing infrastructure on an additional approximately 10,000 acres in Lea County, New Mexico.

In conjunction with the recycling agreement, Select has also entered into a long term produced water takeaway agreement with a downstream and logistics company in the vicinity of the planned recycling facility. Select will connect via pipeline from the recycling facility to the downstream and logistics company's existing infrastructure to further supplement the operator's drilling and completion activities and associated water demand in the area. The total project cost is estimated between $10 – $11 million and the Company expects the recycling facility and associated infrastructure to be built and fully operational by year-end 2023.

Breakwater & Cypress Acquisitions

As previously announced, on November 1, 2022, Select completed the acquisition of Breakwater Energy Partners, LLC through a stock-for-stock transaction and the acquisition of a portfolio of water gathering pipeline and disposal assets in the Bakken Shale from Cypress Environmental Services, LLC. In connection with the closings, Select issued a total of approximately 10.1 million shares of Select Class A common stock and repaid or assumed approximately $12.6 million of outstanding indebtedness and other obligations, subject to customary post-closing adjustments.

Conference Call

Select has scheduled a conference call on Wednesday, February 22, 2023 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectenergy.com/events-presentations/current. A telephonic replay of the conference call will be available through March 8, 2023, and may be accessed by calling 201-612-7415 using passcode 13736020#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company's critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, https://www.selectenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "intend," "project," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses' operations, including Breakwater's employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the global macroeconomic uncertainty related to the Russia-Ukraine war; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; the severity and duration of world health events, including the COVID-19 pandemic, which had a negative impact on our business; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended			Twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Revenue
Water Services	$218,524	$221,243	$140,727	$799,369	$394,075
Water Infrastructure	77,178	74,396	46,873	270,412	154,789
Oilfield Chemicals	85,974	79,433	67,528	317,639	215,756
Total revenue	381,676	375,072	255,128	1,387,420	764,620
Costs of revenue
Water Services	178,146	170,845	118,994	644,097	346,730
Water Infrastructure	59,899	54,197	34,757	203,413	115,887
Oilfield Chemicals	70,978	64,519	59,012	265,648	191,115
Other	—	(1)	—	—	—
Depreciation and amortization	31,082	26,672	24,456	113,507	90,028
Total costs of revenue	340,105	316,232	237,219	1,226,665	743,760
Gross profit	41,571	58,840	17,909	160,755	20,860
Operating expenses
Selling, general and administrative	34,143	29,782	25,248	118,935	83,076
Depreciation and amortization	573	543	595	2,209	2,430
Lease abandonment costs	113	83	414	449	894
Total operating expenses	34,829	30,408	26,257	121,593	86,400
Income (loss) from operations	6,742	28,432	(8,348)	39,162	(65,540)
Other income (expense)
Gain (loss) on sales of property and equipment and divestitures, net	287	(479)	(147)	2,192	(2,068)
Interest expense, net	(870)	(616)	(457)	(2,700)	(1,711)
Foreign currency gain (loss), net	1	(6)	1	(8)	2
Bargain purchase gain	(416)	(3,273)	18,985	13,352	18,985
Other	2,449	1,153	1,629	4,726	673
Income (loss) before income tax (expense) benefit	8,193	25,211	11,663	56,724	(49,659)
Income tax expense	(285)	(276)	(358)	(957)	(147)
Equity in losses of unconsolidated entities	(337)	(218)	(150)	(913)	(279)
Net income (loss)	7,571	24,717	11,155	54,854	(50,085)
Less: net (income) loss attributable to noncontrolling interests	78	(3,393)	(1,662)	(6,576)	7,860
Net income (loss) attributable to Select Energy Services, Inc.	$7,649	$21,324	$9,493	$48,278	$(42,225)

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.08	$0.23	$0.11	$0.51	$(0.48)
Class B—Basic	$—	$—	$—	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.07	$0.22	$0.10	$0.50	$(0.48)
Class B—Diluted	$—	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	As of December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$7,322	$85,801
Accounts receivable trade, net of allowance for credit losses of $4,918 and $4,401, respectively	429,983	232,824
Accounts receivable, related parties	5,087	219
Inventories	41,164	44,456
Prepaid expenses and other current assets	34,380	31,486
Total current assets	517,936	394,786
Property and equipment	1,084,005	943,515
Accumulated depreciation	(584,451)	(551,727)
Total property and equipment, net	499,554	391,788
Right-of-use assets, net	47,662	47,732
Other intangible assets, net	138,800	108,472
Other long-term assets, net	18,901	7,414
Total assets	$1,222,853	$950,192
Liabilities and Equity
Current liabilities
Accounts payable	$61,539	$36,049
Accrued accounts payable	67,462	52,051
Accounts payable and accrued expenses, related parties	3,305	1,939
Accrued salaries and benefits	28,686	22,233
Accrued insurance	26,180	13,408
Sales tax payable	3,056	2,706
Accrued expenses and other current liabilities	23,292	19,544
Current operating lease liabilities	17,751	13,997
Current portion of finance lease obligations	19	113
Total current liabilities	231,290	162,040
Long-term operating lease liabilities	46,388	53,198
Long-term debt	16,000	—
Other long-term liabilities	45,447	39,780
Total liabilities	339,125	255,018
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 109,389,528 shares issued and outstanding as of December 31, 2022; 350,000,000 shares authorized and 94,172,920 shares issued and outstanding as of December 31, 2021	1,094	942
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of December 31, 2022 and December 31, 2021	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Additional paid-in capital	1,075,915	950,464
Accumulated deficit	(311,194)	(359,472)
Total stockholders' equity	765,977	592,096
Noncontrolling interests	117,751	103,078
Total equity	883,728	695,174
Total liabilities and equity	$1,222,853	$950,192

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three months ended			Twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Cash flows from operating activities
Net income (loss)	$7,571	$24,717	$11,155	$54,854	$(50,085)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	31,655	27,215	25,051	115,716	92,458
(Gain) loss on disposal of property and equipment and divestitures	(287)	479	147	(2,192)	2,068
Equity in losses of unconsolidated entities	337	218	150	913	279
Bad debt (recovery) expense	(68)	828	512	2,023	(139)
Amortization of debt issuance costs	122	122	172	661	688
Inventory adjustments	(125)	(801)	100	(737)	239
Equity-based compensation	4,547	3,804	3,221	15,570	9,469
Bargain purchase gain	416	3,273	(18,985)	(13,352)	(18,985)
Unrealized (gain) loss on short-term investment	—	(40)	638	—	2,044
Other operating items, net	(1,279)	(232)	(1,486)	(1,989)	(1,795)
Changes in operating assets and liabilities
Accounts receivable	(20,789)	(51,815)	(47,618)	(162,257)	(80,127)
Prepaid expenses and other assets	1,464	(5,820)	(4,824)	1,264	(15,108)
Accounts payable and accrued liabilities	11,774	3,413	29,415	22,757	42,746
Net cash provided by (used in) operating activities	35,338	5,361	(2,352)	33,231	(16,248)
Cash flows from investing activities
Proceeds from sale of securities	—	—	730	—	730
Purchase of property and equipment	(21,069)	(19,839)	(10,069)	(71,884)	(39,994)
Investment in note receivable	—	—	—	—	(1,101)
Purchase of equity method investments	(900)	(2,500)	—	(7,667)	(2,200)
Collection of note receivable	—	—	167	184	167
Distribution from cost method investment	—	—	60	60	180
Acquisitions and divestitures	(11,671)	984	(16,096)	(5,259)	(34,740)
Proceeds received from sales of property and equipment	9,887	3,750	6,011	31,320	12,502
Net cash used in investing activities	(23,753)	(17,605)	(19,197)	(53,246)	(64,456)
Cash flows from financing activities
Borrowings from revolving line of credit	61,000	52,000	—	143,000	—
Payments on revolving line of credit	(45,000)	(52,000)	—	(127,000)	—
Payments on long-term debt	(3,295)	—	—	(22,075)	—
Payments of finance lease obligations	(4)	(5)	(82)	(112)	(320)
Payment of debt issuance costs	—	—	—	(2,144)	—
Dividends paid	(6,020)	—	—	(6,020)	—
Proceeds from share issuance	18	10	15	53	58
Purchase of noncontrolling interests	(22,000)	—	—	(22,000)	—
Distributions to noncontrolling interests	(1,943)	—	—	(1,943)	(1,074)
Repurchase of common stock	(243)	(272)	—	(20,210)	(1,206)
Net cash used in financing activities	(17,487)	(267)	(67)	(58,451)	(2,542)
Effect of exchange rate changes on cash	2	(9)	4	(13)	8
Net decrease in cash and cash equivalents	(5,900)	(12,520)	(21,612)	(78,479)	(83,238)
Cash and cash equivalents, beginning of period	13,222	25,742	107,413	85,801	169,039
Cash and cash equivalents, end of period	$7,322	$13,222	$85,801	$7,322	$85,801

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,			Year Ended December 31,
	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Net income (loss)	$7,571	$24,717	$11,155	$54,854	$(50,085)
Interest expense, net	870	616	457	2,700	1,711
Income tax expense	285	276	358	957	147
Depreciation and amortization	31,655	27,215	25,051	115,716	92,458
EBITDA	40,381	52,824	37,021	174,227	44,231
Bargain purchase gain	416	3,273	(18,985)	(13,352)	(18,985)
Non-cash loss on sale of assets or subsidiaries	1,259	1,608	1,560	4,400	4,596
Non-recurring severance expenses	—	—	—	—	3,225
Non-cash compensation expenses	4,547	3,804	3,221	15,570	9,469
Non-recurring transaction costs	4,211	965	2,386	11,672	5,656
Lease abandonment costs	113	83	414	449	894
Non-recurring change in vacation policy	918	—	—	918	—
Other non-recurring charges	—	—	608	—	608
Equity in losses of unconsolidated entities	337	218	150	913	279
Foreign currency (gain) loss, net	(1)	6	(1)	8	(2)
Adjusted EBITDA	$52,181	$62,781	$26,374	$194,805	$49,971

The following table presents a reconciliation of gross profit before D&A to total gross profit (loss), which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,			Year Ended December 31
	December 31, 2022	September 30, 2022	December 31, 2021	2022	2021
	(unaudited)			(unaudited)
	(in thousands)			(in thousands)
Gross profit (loss) by segment
Water services	$20,479	$33,471	$7,047	$87,516	$(6,432)
Water infrastructure	7,892	12,728	4,720	30,272	11,945
Oilfield chemicals	13,200	12,640	6,142	42,967	15,347
Other	—	1	—	—	—
As reported gross profit	41,571	58,840	17,909	160,755	20,860

Plus depreciation and amortization
Water services	19,899	16,927	14,686	67,756	53,777
Water infrastructure	9,387	7,471	7,396	36,727	26,957
Oilfield chemicals	1,796	2,274	2,374	9,024	9,294
Total depreciation and amortization	31,082	26,672	24,456	113,507	90,028

Gross profit before D&A	$72,653	$85,512	$42,365	$274,262	$110,888

Gross profit before D&A by segment
Water services	40,378	50,398	21,733	155,272	47,345
Water infrastructure	17,279	20,199	12,116	66,999	38,902
Oilfield chemicals	14,996	14,914	8,516	51,991	24,641
Other	—	1	—	—	—
Total gross profit before D&A	$72,653	$85,512	$42,365	$274,262	$110,888

Gross margin before D&A by segment
Water services	18.5%	22.8%	15.4%	19.4%	12.0%
Water infrastructure	22.4%	27.2%	25.8%	24.8%	25.1%
Oilfield chemicals	17.4%	18.8%	12.6%	16.4%	11.4%
Other	n/a	n/a	n/a	n/a	n/a
Total gross margin before D&A	19.0%	22.8%	16.6%	19.8%	14.5%

Contacts:	Select Energy Services
Chris George – Senior Vice President, Corporate
Development, Investor Relations & Sustainability
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard
(713) 529-6600
WTTR@dennardlascar.com